Exhibit 3(a)-1

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

TCF FINANICAL CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

TCF Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.         That the Board of Directors of the Corporation (the “Board”), pursuant to Section 151 of the DGCL and the authority granted in the Corporation’s Restated Certificate of Incorporation, by resolution duly adopted, authorized the issuance of a series of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions thereof, and, on November 13, 2008 filed a Certificate of Designations with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.         That the Board has adopted the following resolutions:

WHEREAS, on November 13, 2008, the Corporation filed a Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share, of the Corporation (the “Series A Preferred Stock”) with the Secretary of State of the State of Delaware, thereby creating a series of 361,172 shares of Series A Preferred Stock, which shares were subsequently issued to the United States Department of the Treasury (the “Treasury”);

WHEREAS, on April 22, 2009, the Corporation repurchased the 361,172 shares of Series A Preferred Stock issued to the Treasury and, following such repurchase, none of the authorized shares of Series A Preferred Stock are outstanding;

WHEREAS, the Board of Directors of the Corporation deems it in the best interest of the Corporation to eliminate the Certificate of Designations of the Series A Preferred Stock from the Corporation’s Restated Certificate of Incorporation; and

WHEREAS, the Board of Directors of the Corporation deems it in the best interest of the Corporation that all such shares of Series A Preferred Stock resume the status of authorized but unissued shares of Preferred Stock of the Corporation, par value $.01 per share;

NOW, THEREFORE, IT IS RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations of the Series A Preferred Stock;

FURTHER RESOLVED, that the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President and Treasurer of the Corporation (each, an “Authorized Officer”) be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to file a certificate pursuant to Section 151(g) of the Delaware General Corporation Law with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations of the Series A Preferred Stock shall be eliminated from the Corporation’s Restated Certificate of Incorporation;

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved;

FURTHER RESOLVED, that any person dealing with any Authorized Officer in connection with any of the foregoing matters shall conclusively be entitled to rely upon the authority of such Authorized Officer and by his execution of any document, agreement, instrument or certificate, the same shall be the valid and binding obligation of the Corporation, enforceable in accordance with its terms; and

FURTHER RESOLVED, that all acts and doings of the Authorized Officers of the Corporation, whether heretofore or hereafter taken or done, which are in conformity with the purposes and intent of the foregoing resolutions shall be, and the same hereby are, in all respects ratified, confirmed and approved.

3. That, accordingly, all references to the Series A Preferred Stock of the Corporation be, and hereby are, eliminated from the Corporation’s Restated Certificate of Incorporation and the shares of capital stock of the Corporation formerly designated as Series A Preferred Stock shall resume the status of authorized but unissued shares of Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the 18th day of January, 2011.

TCF FINANCIAL CORPORATION

By: /s/ Joseph T. Green
Name: Joseph T. Green
Title: Secretary

3